Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 30, 2015, relating to the consolidated financial statements of Northern Dynasty Minerals Ltd. (which expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty), and the effectiveness of Northern Dynasty Minerals Ltd.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Northern Dynasty Minerals Ltd. for the year ended December 31, 2014 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP
Chartered Professional Accountants
October 15, 2015
Vancouver, Canada